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                                                                   EXHIBIT 99(e)


                          CONSENT OF ELIJAHU SHAPIRA

I hereby consent to being named as a person who will become a director of NetIQ Corporation, a Delaware corporation ("NetIQ"), in connection with the completion of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of January 16, 2001, among NetIQ, WebTrends Corporation, an Oregon corporation, and North Acquisition Corporation, an Oregon corporation, described in and attached to the Registration Statement on Form S-4 to be filed by NetIQ with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.


Signature      /s/ Elijahu Shapira
               -------------------
               Elijahu Shapira



Date: February 21, 2001